BELL MICROPRODUCTS INC. ANNOUNCES SHAREHOLDER APPROVAL OF PROPOSED MERGER

SAN JOSE, Calif., June 28, 2010 -- Bell Microproducts Inc. (NASDAQ: BELM) today announced that its shareholders approved the merger agreement among Bell Micro, Avnet, Inc. (NYSE: AVT) and AVT Acquisition Corp., a wholly owned subsidiary of Avnet, pursuant to which Bell Micro would be acquired by Avnet.  More than 97% of the votes cast voted to approve the merger agreement.

The transaction is subject to customary closing conditions, including EU regulatory approval, and is expected to close in early July.

About Bell Microproducts Inc.

Bell Microproducts (NASDAQ: BELM) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components, and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.  In 2010, the Company celebrated the sale of its 100 millionth hard disk drive, setting a significant industry milestone.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts website at http://www.bellmicro.com.

Forward-Looking Statements

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on these statements.  These forward-looking statements include statements that reflect the current views of our senior management with respect to our business and industry in general.  Statements that include the words “expect,” “intend,” “believe,” “anticipate” and similar statements of a future or forward-looking nature identify forward-looking statements.  Statements regarding satisfaction of the conditions to the closing of the merger, and the expected date of the completion of the merger are forward-looking statements.  Forward-looking statements address matters that involve risks and uncertainties.  For example, if the parties fail to satisfy conditions to closing, the transaction will not be consummated.  Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements.  We believe that these factors include, but are not limited to, the following:  the occurrence of any event, change or other circumstance that could give rise to the termination of our merger agreement with Avnet that could require us to reimburse Avnet up to $2.5 million for fees and expenses and to pay Avnet a termination fee of up to $10.5 million (less any reimbursement of fees and expenses already made); the outcome of legal proceedings instituted against us and others relating to the proposed merger; the failure to satisfy other conditions to completion of the merger; our inability to obtain any required regulatory approvals, including in the European Union, related to the merger in a timely manner, or at all; the failure of the merger to close for any other reason; risks that the proposed merger disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger; the effect of the announcement of the merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees; the costs, fees, expenses and charges related to the merger, which we will not recover if we do not complete the merger; the material weaknesses in our internal control over financial reporting and in our disclosure controls and procedures; the outcome of any pending or future litigation or regulatory proceedings, including the current shareholder lawsuits related to the proposed merger and any claims or litigation related to the restatements of our consolidated financial statements; risks related to our substantial indebtedness, including the inability to obtain additional financing for our operations on terms acceptable to us or at all; our ability to comply with the financial covenants in our credit agreements; limitations on our operating and strategic flexibility under the terms of our debt agreements; our reliance on credit provided by our manufacturers to finance our inventory purchases; the effects of a prolonged economic downturn; our reliance on third parties to manufacture the products we sell; competition in the markets in which we operate; risks associated with doing business abroad, including foreign currency risks; our ability to accurately forecast customer demand and order sufficient product quantities; the fact that the products we sell may not satisfy shifting customer demand or compete successfully with our competitors’ products; loss or adverse effect on our supplier relationships, including the reduction or elimination of rebates offered by our manufacturers; our ability to achieve cost reductions and other benefits in connection with our strategic initiatives; our ability to attract and retain qualified personnel; and our inability to identify, acquire and integrate acquired businesses.

For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Annual Report on Form 10-K/A for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q/A for the period ended March 31, 2010.

CONTACT:

Bell Microproducts Inc.
Investor Relations
Nicole Noutsios
(510) 451-2952
ir@bellmicro.com